Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

HERITAGE-CRYSTAL CLEAN, LLC,

an Indiana limited liability company,

as Purchaser,

and

GLYECO, INC.,

a Nevada corporation

and

THE SUBSIDIARIES OF GLYECO, INC. LISTED HEREIN,

as Seller

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into and effective as of January 11, 2019, by and among GlyEco, Inc., a Nevada corporation (“GlyEco”), GlyEco Acquisition Corp #1, an Arizona corporation (“Acquisition Corp #1”), GlyEco Acquisition Corp #2, an Arizona corporation (“Acquisition Corp #2”), GlyEco Acquisition Corp #3, an Arizona corporation (“Acquisition Corp #3”), GlyEco Acquisition Corp #5, an Arizona corporation (“Acquisition Corp #5”), GlyEco Acquisition Corp #6, an Arizona corporation (“Acquisition Corp #6”), GlyEco Acquisition Corp #7, an Arizona corporation (“Acquisition Corp #7”, and collectively with GlyEco, Acquisition Corp #1, Acquisition Corp #2, Acquisition Corp #3, Acquisition Corp #5 and Acquisition Corp #6, referred to herein as “Seller”), and Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Purchaser”).

WHEREAS, Seller is in the business of route antifreeze collection and re-distillation under the name “GlyEco”. The route antifreeze collection and re-distillation business of Seller is collectively referred to as the “Business”; and

WHEREAS, Seller desires to sell and convey to Purchaser, and Purchaser desires to purchase from Seller, certain of the assets of the Business, free of obligations or liabilities (except as otherwise expressly provided herein), upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	PURCHASE AND SALE OF ASSETS.

1.1           Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer and deliver to Purchaser, free and clear of all liens, encumbrances and claims, and Purchaser agrees to purchase from Seller the following assets (as hereinafter defined):

(a)           All inventory and any other finished product or items inventoried for processing subject to conditions found in Section 6.5 (“Inventory”) as of the Closing Date on Schedule 1.1(a);

(b)           All route trucks and other vehicles listed on Schedule 1.1(b) (collectively, “Vehicles”) subject to any underlying leases and financing and Purchaser agrees to assume all obligations thereunder and liability therefor arising from and after the Closing Date with the exception of pre-Closing damage to such Vehicles beyond normal wear and tear and subject to a hold back for such normal wear and tear (“Damage Hold Back”) as set forth on Schedule 1.1(b);

(c)           All computers and related peripherals, software, telephone systems, telephone numbers, mobile telephones, as well as equipment, tanks and accessories of the Business (“Equipment”) and other personal and intangible property of the Business listed on Schedule 1.1(c) (collectively, “Other Property”);

(d)           All customer lists, rights under customer agreements (“Customer Agreements”), customer sales and service orders, contracts, commitments, quotations and other agreements, correspondence and documents for the Business, and in the case of documents such as invoices or manifests, needed by Purchaser to operate the Business after the Closing Date, or copies thereof (collectively, “Business Records”);

(e)           All intellectual property of the Business, listed on Schedule 1.1(e), (collectively, “Intellectual Property”);

(f)            To the extent assignable, Seller’s leasehold interest in certain improved real estate listed on Schedule 1.1(f) (“Third-Party Real Estate Leases”);

Equipment

(g)           Accounts receivable (“Accounts Receivable”), as set forth on the financial Seller’s Financial Statements as defined herein; and

(h)           All other intangible property of the Business, including without limitation, the goodwill of the Business.

(collectively, the assets listed in Sections 1.1(a) through (h) are referred to as “Assets”).

The following assets are specifically excluded from the definition of the Assets: cash, any other hazardous and non-hazardous waste relating to the Business, except as described as part of the Assets; Seller’s corporate charters, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence as a corporation of the Seller, all contracts and agreements of the Seller other than Customer Agreements and other contracts related to Accounts Payable (as hereinafter defined); any of the rights of the Seller under this Agreement and any other assets not specifically described in Sections 1.1(a) through (g) above.

1.2           Liabilities and Obligations Not Assumed. Other than as listed on Schedule 1.2, purchaser does not and will not assume or agree to pay, perform, or discharge any liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, including, without limitation, any of the following liabilities or obligations of Seller:

(a)           Any obligations of the Business under any Customer Agreement or any document related thereto or term thereof, related to the period prior to the Closing, except if arising by reason of any breach or alleged breach by Seller based on events, occurrences or circumstances prior to the Closing Date;

(b)           Any cost, expense, or tax liability of Seller related to the Business arising from or growing out of the sale provided for by this Agreement;

(c)           Any debt, obligation, or liability to any employee, agent, officer, director, or security holder of Seller or of any entity owned or controlled in whole or in part by Seller;

(d)           All liabilities or claims for environmental damage or injury to persons or property upon or from any premises of Seller or any of its customers, agents or contractors relating to the Business prior to Closing;

(e)           Any federal and other domestic or foreign income, replacement and/or payroll tax or other tax liabilities known or unknown, existing, or arising from the Business;

(f)            Any stockholder loans;

(g)           All product liability claims (whether arising in tort or in contract) pertaining to products sold or services performed relating to the Business prior to Closing; and

(h)           Any other debt, liability, obligation, fine or penalty of Seller or the Business (or costs and expenses in connection therewith).

The Seller hereby acknowledges that it is retaining all such excluded liabilities and obligations and Seller will have the sole responsibility to pay, discharge and perform all such liabilities and obligations promptly when due.

1.3           Certain Closing Documents. The sale, transfer, assignment and delivery of the Assets will be effected by a Bill of Sale from Seller, in the form of Exhibit A attached hereto and made a part hereof (“Bill of Sale”); General Assignment from Seller, in the form of Exhibit B attached hereto and made a part hereof (“General Assignment”); Customer Letter, in the form of Exhibit C attached hereto and made a part hereof (“Customer Letter”); Sublease from Seller, in the form of Exhibit D attached hereto and made a part hereof (“Sublease”); Transition Services Agreement, in the form of Exhibit E attached hereto and made a part hereof (“Transition Services Agreement”); Supply Agreement, in the form of Exhibit F attached hereto and made a part hereof (“Supply Agreement”); Closing Agreement, in the form of Exhibit G attached hereto and made a part hereof (“Closing Agreement”) and the Closing Financial Statements and other instruments in such reasonable and customary form as will be requested by Purchaser, and Seller will at any time and from time to time after the Closing (as hereinafter defined), upon reasonable request, execute, acknowledge and deliver such additional instruments and take such other actions as may be reasonably required to effectuate the transactions contemplated by this Agreement.

2.	PURCHASE PRICE FOR ASSETS; PAYMENT TERMS.

2.1           Purchase Price for Assets. In consideration for (i) the sale, transfer and delivery of the Assets, and (ii) the covenants of Seller in Section 5 and subject to the terms and conditions set forth in this Agreement, Purchaser will pay Seller One Million, Four Hundred and Seventeen Thousand United States Dollars and No Cents ($1,417,000) (the “Purchase Price”), which shall be payable at Closing as defined herein.

2.2           Adjustments.

(a)	Working Capital:

1)           The Purchase Price will be subject to an adjustment based on the delivered value of working capital consisting of Accounts Receivable and Inventory. This adjustment will be based on a comparison of Estimated Closing Date Working Capital as defined herein and Final Working Capital as defined herein.

2)           “Estimated Closing Date Working Capital” is defined as Inventory in the amount of Two Hundred Sixty-Eight Thousand and 00/100 ($268,000.00) and Accounts Receivable in the amount of Two Hundred Fifty Thousand and 00/100 ($250,000.00) for a total of $518,000.

3)           “Final Working Capital” is defined as Inventory reconciled post-Closing and Accounts Receivable and collected by Purchaser within ninety (90) days after the Closing Date, provided Seller will be afforded a reasonable opportunity to assist Purchaser with such collections.

4)           Within ninety (90) days after the Closing Date, Purchaser will deliver to Seller the Final Working Capital report. In the event the actual value of the Inventory exceeds Two Hundred Sixty-Eight Thousand and 00/100 ($268,000.00) any such overage will be payable by Purchaser to Seller within ninety (90) days after notice to the Seller. In the event the actual value of the Inventory is less than Two Hundred Sixty Eight Thousand and 00/100 ($268,000.00) and/or the actual sum of Accounts Receivable collected during such ninety (90) day period is less than Two Hundred Fifty Thousand and 00/100 ($250,000.00), such deficiency will be payable to Purchaser by Seller within ninety (90) days after notice to the Seller.

(b)           Damage Hold Back: The Damage Hold Back of $100,000 shall be paid to Seller by Purchaser within thirty (30) days of Closing subject to the terms contained in Schedule 1.1(b).

3.	CLOSING AND CLOSING DATE.

3.1           Closing and Closing Date. The closing of this sale and purchase of the Assets (“Closing”) will take place on January 11, 2019, by the electronic exchange of signed documents with overnight delivery of originally executed documents or at such other time as may be mutually agreed upon (“Closing Date”).

3.2           Deliveries at Closing and Thereafter. At the Closing, Seller will deliver to Purchaser its respective Assets, Bill of Sale, General Assignment, Customer Letter, Sublease, Transition Services Agreement, Supply Agreement, Closing Agreement and other documents required hereunder, Business Records, and all other instruments as will be effective to vest in Purchaser good and marketable title to the Assets, free and clear of all liens, encumbrances and claims of any other party whatsoever. Purchaser will remit to Seller the Purchase Price, any additional amounts owed in connection with the assumption by Purchaser of the liabilities and obligations listed on Schedule 1.2, and deliver to Seller, the General Assignment and other documents required hereunder. Seller and Purchaser will execute and deliver all other documents required by the terms of this Agreement.

4.	TAXES; ALLOCATION.

4.1           Taxes. Seller will pay all sales, use, franchise and other taxes (including payroll taxes) and charges, including, without limitation, ad valorem, or other taxes, which may become payable in connection with the sale of the Assets pursuant to the terms of this Agreement, and any and all other taxes and charges arising out of the operation of Seller’s Business.

4.2           Purchase Price Allocation. The Purchase Price will be allocated among the tangible and intangible Assets pursuant to applicable federal, state and local laws and regulations, which allocation shall be prepared and delivered to Seller not later than two hundred (200) days after the Closing (“Allocation”). Purchaser and Seller agree to act in accordance with the Allocation in the filing of all tax returns (including, without limitation, filing Internal Revenue Service Form 8594) with their tax returns for the taxable years that included the Closing Date.

5.	CONFIDENTIALITY AND COVENANTS NOT TO COMPETE.

5.1           Consideration. Seller acknowledges that the consideration received by Seller and under this Agreement, as referenced in Section 2 is good and sufficient consideration for Seller’s covenants, agreements and forbearances contained in this Section 5.

5.2           Non-Disclosure. Seller will not, at any time following the Closing Date, disclose to any person, or entity, any confidential information concerning the Seller’s Business or the Assets, except as may be required by governmental law or regulation or in legal proceedings to which Seller are subpoenaed to give testimony, in which event Seller, as the case may be, will notify Purchaser immediately upon learning that Seller, as the case may be, are required or compelled to divulge any confidential information. For purposes of this Agreement, “Confidential Information” includes, without limitation, the Business’ customer lists and price information for all customers. Confidential Information does not include information in the public domain through no fault of the Seller.

5.3           Non-Competition and Disposition of Assets. During a period of five (5) years from the Closing Date (“Restricted Period”), Seller will not, directly or indirectly, engage in the Business in competition with Purchaser within a geographical territory consisting of the States of Alabama, Colorado, Delaware, Florida, Georgia, Iowa, Indiana, Kentucky, Massachusetts, Maryland, Michigan, Minnesota, Mississippi, North Carolina, North Dakota, Nebraska, New York, Ohio, Pennsylvania, South Carolina, South Dakota, Tennessee, Virginia, Wisconsin, West Virginia, the District of Columbia (Washington, D.C.), and the Canadian province of Ontario, whether as shareholder, member, general or limited partner, manager, director, officer, employee, consultant, agent, service provider or in any other capacity.

5.4           Non-Solicitation; Non-Piracy. During the Restricted Period, Seller will not, directly or indirectly, solicit any person or entity which is a customer of the Business or was a customer of the Business at any time during the immediately preceding two (2) years, for purposes of engaging in the Business. Further, during the Restricted Period, Seller will not, without the prior written consent of Purchaser, directly or indirectly solicit or endeavor to entice away, offer employment to or employ or offer engagement or engage any person who was employed or engaged by Seller for the Business during the twelve (12) month period immediately before the Closing Date.

5.5          Default and Remedies. Seller acknowledges and agrees that, if Seller, directly or indirectly, breaches, violates or fails to perform fully his obligations under this Section 5 (“Default”), each Default will cause immediate and irreparable harm to Purchaser in a manner which cannot be adequately compensated in damages. Purchaser and Seller agree that in the event of any Default, Purchaser, in addition to all other available remedies at law or in equity, may, insofar as Seller may be concerned, be entitled to temporary, preliminary and permanent injunctive relief to restrain such Default(s) by Seller or others acting in concert with Seller and to all of its costs, expenses and reasonable attorneys’ fees incurred in any enforcement proceedings in which Purchaser prevails in whole or in part. Nothing contained herein will restrict or limit in any manner Purchaser’s right to obtain any form of relief, legal or equitable, in an action brought to enforce Purchaser’s rights.

5.6           Severability. All provisions of this Section 5 are intended to be severable. Each provision of this Section 5 constitutes a separate and distinct covenant. In the event any term, provision, or restriction in this Section 5 is held to be illegal, invalid or unenforceable in any respect, such finding will in no way affect the legality, validity or enforceability of all other provisions of this Section 5. Purchaser, Seller agrees that any such unenforceable term, provision or restriction will be deemed modified to the extent necessary to permit its enforcement to the maximum extent permitted by Applicable Laws (as hereinafter defined).

5.7           Acknowledgment. Seller acknowledges that this Section 5 is a critical term of this Agreement without which Purchaser would not consummate this transaction and acquire the Assets. Seller also acknowledges that its compliance with this Section 5 is necessary to preserve and protect the Assets, including without limitation, the goodwill, confidential information and customer relationships transferred hereunder. Seller also acknowledges and agrees that the restrictions set forth in this Section 5, including without limitation, those restrictions relating to time, geographic area and competitive practices are reasonable in scope.

6.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants, covenants and agrees, that:

6.1           Organization and Corporate Power. Each of Acquisition Corp #1, Acquisition Corp #2, Acquisition Corp #3, Acquisition Corp #5, Acquisition Corp #6 and Acquisition Corp #7 is a corporation organized under the laws of the State of Arizona and has full power and authority to carry on the Business in which it is engaged and to execute and deliver and carry out the transactions contemplated by this Agreement. GlyEco is a corporation organized under the laws of the State of Nevada and has full power and authority to carry on the Business in which it is engaged and to execute and deliver and carry out the transactions contemplated by this Agreement.

6.2           Due Authorization; Effect of Transaction. To the best knowledge of Seller, any agreement, instrument, or understanding to which Seller is a party or by which Seller is bound, or any Applicable Laws relating to the operation of the Business, has not been or will not be violated by the execution and delivery by Seller of this Agreement or, to the best knowledge of Seller, the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid and binding obligation of Seller and enforceable in accordance with its terms, subject to the extent that enforceability is limited by bankruptcy insolvency or similar laws affecting creditor’s rights and remedies or by equitable principles.

6.3           Financial and Other Business Information. Set forth in Schedule 6.3 is certain financial and business information (“Business Information”). To the best knowledge of Seller, the Business Information is true, correct and complete, and fairly presents the business condition of Seller and the results of its operations as of the dates thereof and throughout the periods covered thereby.

6.4           Liabilities. To the best knowledge of Seller, the Seller does not have any liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any liability), except for (a) liabilities set forth on the face of the Seller’s Financial Statements as of September 30, 2018 (“Latest Financial Statements”), (b) liabilities which have arisen after the date of the Latest Financial Statements in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand) and (c) liabilities otherwise expressly disclosed in this Agreement or the Schedules delivered by the Seller and attached hereto.

6.5           Assets. Except as disclosed on Schedule 6.5, Seller owns and has good and marketable title to all the Assets, free and clear of all mortgages, liens (including tax or judgment liens), encumbrances, equities, claims and obligations (including licenses) to other party, of whatever kind and character. The tangible Assets are in operating condition, subject to ordinary wear and tear and in compliance with all Applicable Laws, including all Processing Equipment which is in a state of good repair and maintenance, in good operating condition, subject to ordinary wear and tear and in compliance with all Applicable Laws. Upon the sale, assignment, transfer and delivery of the Assets to Purchaser hereunder, there will be vested in Purchaser good and marketable title to the Assets free and clear of all mortgages, liens, encumbrances, equities, claims and obligations to other party, of whatever kind and character.

6.6           Litigation and Compliance with Laws. To the best knowledge of Seller, Schedule 6.6 attached hereto and a part hereof contains a brief description of all litigation or legal or other actions, suits, proceedings or investigations relative to the Business in which Seller is engaged, or to the best knowledge of Seller, with which Seller is threatened. To the best knowledge of Seller, Seller’s Business is and at all times since its inception has been conducted in compliance with all laws, statutes, rules, regulations, ordinances, orders, decrees, injunctions, notices, approvals, judgments, authorizations, permits or other restrictions of any federal, state or local government, agency, court board or other authority (collectively, “Applicable Laws”), and all requirements of insurance carriers, applicable to the Business or the Assets, including, without limitation, those relating to environmental protection, water or air pollution, and similar matters. Except as set forth in Schedule 6.5, to the best knowledge of Seller, there are no disputes or unresolved claims that should result in such litigation.

6.7           Product Liability Claims; Product/Service Warranties. To the best knowledge of Seller, Seller has no liability or obligation (and there is no basis for any present or future action, suit, charge, claim or demand against it giving rise to any liability or obligation) and no liability is pending or threatened for injury or damage to persons or property against Seller. To the best knowledge of Seller, Schedule 6.7 attached hereto and made a part hereof sets forth, for each of the last three (3) fiscal years of Seller, and for the interim period ended on the date hereof, the aggregate amount of all such liability claims paid by or on behalf of Seller. To the best knowledge of Seller, each product or service provided, sold or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties. Except as provided in Schedule 6.7 attached hereto, Seller has not extended to the customers of the Business any product warranties, indemnities or guarantees except those imposed by law. To the best knowledge of Seller, Seller has no liability or obligation (and there is no basis for any present or future action, suit, charge, claim or demand against it giving rise to any liability or obligation) and no liability is pending or threatened for replacement or repair thereof or damages in connection therewith.

6.8           Taxes. Seller has filed in accordance with Applicable Laws, all federal, state, county and local income, sales and use, replacement, payroll and franchise tax returns and all real and personal property tax returns that are required to be filed. Any unpaid taxes of the Seller: (a) did not, as of the date of the Latest Financial Statements, exceed the reserve for tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth in the Latest Financial Statements, and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of GlyEco in filing tax returns. Seller has not signed any extension agreement relating to the payment of taxes with the Internal Revenue Service or any state or local taxing authority. Seller has paid all taxes that have become due pursuant to such returns and has paid all installments of such estimated taxes due. All taxes and other assessments and levies that Seller is required by law to withhold or to collect have been withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. Seller is not aware of any basis upon which any assessment for a material amount of additional taxes could be made.

6.9           Environmental Matters. Without limiting the generality of Sections 6.6 or 6.7:

(a)           To the actual knowledge of Seller, Seller has fully complied with Applicable Laws governing the collection, manufacturing, distribution, transportation, handling and labeling of any products and collection, handling, transportation, storage and disposition of hazardous and non-hazardous waste materials. Seller has paid all taxes and fees and obtained all licenses, registrations and permits of every kind accrued, necessary, due or required by Applicable Laws. To the best knowledge of Seller, all waste materials resulting from the operation by Seller of the Business have been disposed of in a manner which will not create risk of harm to public health or the environment, and which is in compliance with all Applicable Laws governing the disposal of such waste materials, including, without limitation, all applicable requirements of the Resource, Conservation and Recovery Act, the Federal Solid Waste Compensation and Liability Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the National Environmental Policy Act, the Refuse Act, the Safe Drinking Water Act and regulations and guidelines thereunder that pertain to the generation, collection, transportation, handling, storage or disposal of waste material as well as applicable Department of Transportation Regulations and any state environmental Applicable Laws.

(b)           To the actual knowledge of Seller, Seller has not caused or permitted the release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any hazardous waste as defined in 40 CFR Part 261, used oil as defined in 40 CFR part 279, petroleum product or waste, or any other hazardous substance as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) of 1980 (collectively, “Hazardous Material”), where the Hazardous Material is located, except for federally permitted releases as defined in Section 101(10) of CERCLA. All Hazardous Material disposed of, treated or stored by Seller or on behalf of Seller has been disposed of, treated and/or stored in compliance with all Applicable Laws.

(c)           Except as disclosed in Schedule 6.9, Seller has not received any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication or notice, written or oral, actual or threatened, from any federal, state or local agency or authority or any other person or entity (for this Section 6.9(c) “Notice”) regarding any act or omission which has resulted in or may result in a Release of Hazardous Material, including, without limitation any Notice, written or oral, or been given reason to believe that Seller may be a potentially responsible party for a federal, state, municipal or local clean-up site or corrective action under any Applicable Laws or the subject of any investigation. Except as disclosed in Schedule 6.9, Seller has not received any Notice of non-compliance with any Applicable Laws and has not caused or permitted the Business to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with Applicable Laws. Seller do not know or have reasonable grounds to know of any such non-compliance or facts which could reasonably give rise to a claim of such non-compliance under Applicable Law.

(d)           Schedule 6.9 identifies all of the locations where Hazardous Material used in whole or in part by Seller has been or is being stored, treated or disposed of. No action of Seller prior to Closing will give rise to any claim, demand or action seeking the clean-up of any site, location, body of water, surface or subsurface, wherever located according to any Applicable Laws.

(e)           No employee of the Business has suffered any disease, injury or death by reason of his or her handling or becoming exposed to or otherwise having been harmed by any Hazardous Material or other substance which may at any time up to the date hereof have been present at his or her work place in the course of his or her employment by Seller or filed a claim or notice of claim with regard to worker compensation or a toxic tort other than a product liability claim.

6.10         Insurance Policies. The insurance policies listed in Schedule 6.10 attached hereto constitute all of the policies in force and effect for Seller. To the best knowledge of Seller, Seller is not in default under any such policy.

6.11         No Authorizations, Consents or Approvals Required. Except as otherwise provided in Schedule 6.11 attached hereto, no authorization, consent or approval of, or filing with, any third party, including without limitation any governmental agency, authority or other body will be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.12         Seller’s Business Customers. Seller will provide to Purchaser a computerized list attached hereto as Schedule 6.12 including customer name, current address, current phone number, contact person, and such service history, pricing, and service intervals as is available.

6.13         Customer Agreements. Seller has substantially performed in all material respects all of the obligations and commitments required to have been performed which relate to its Customer Agreements in place with its customers and, to the knowledge of Seller, the customers are not in default thereof. All of Seller’s Customer Agreements are disclosed in attached Schedule 6.13 and if not in written form, the material terms thereof are as described in Schedule 6.13.

6.14         Material Contracts, Licenses and Arrangements. Except as set forth in Schedules 6.13 and 6.14, Seller has no other material contracts or arrangements.

6.15	Intellectual Property.

(a)           Schedule 1.1(e) sets forth a true, correct, and complete list of Intellectual Property currently owned or used by Seller: (i) issued Patents and pending Patent applications; (ii) unregistered Trademarks and all registrations and applications for Trademarks; (iii) unregistered Copyrights and all registrations and applications for Copyrights; and (iv) Trade Secrets. Seller has made all necessary filings and paid all necessary registration maintenance and renewal fees for the purpose of maintaining such Intellectual Property.

(b)           Except as set forth in Schedule 1.1(e):

(i)           To the best knowledge of Seller, Seller owns all right, title, and interest in and to, or has a valid right to use, free and clear of all liens, claims, encumbrances, or liabilities all Intellectual Property used or held for use in, or necessary to conduct, the Business.

(ii)          Seller is not a party to or otherwise bound by any settlement or consent agreement, covenant not to use, non-assertion assurance, release, or other similar agreement that could reasonably be expected, individually or in the aggregate, to materially and adversely affect Seller’s rights to own or use any Intellectual Property used or held for use in, or necessary to conduct, its Business.

(iii)         All Intellectual Property owned by Seller was developed by (a) employees of Seller within the scope of their employment, or (b) independent contractors who have entered into written agreements with Seller that assigned all right, title, and interest in and to any Intellectual Property developed to Seller. No employee or independent contractor of Seller has entered into any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Intellectual Property owned by Seller or requires the employee or independent contractor to transfer, assign, or disclose information concerning the Intellectual Property owned by Seller to anyone other than Seller.

(iv)         To the best knowledge of Seller, the conduct of the Business (including the products of Seller) as currently conducted does not infringe, misappropriate, or otherwise violate any party’s Intellectual Property rights in any material respect.

(v)          To the best knowledge of Seller, no party is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by Seller.

(vi)         No claims of infringement, misappropriation, or any other violation of Intellectual Property have been asserted or threatened against any party by Seller in the past three (3) years, and there is no valid basis for any such claim.

(vii)        Seller and its employees and contractors are in compliance, and for the last three (3) years have been in compliance in all material respects, with all of its own rules, policies, and procedures relating to privacy and Intellectual Property and data protection.

(viii)       Seller has not breached any contracts of non-disclosure or confidentiality.

6.16          No Material Adverse Changes. Since September 30, 2018, there has not been any Material Adverse Change (as defined below) relating to the following, except as set forth in Schedule 6.16:

(a)           Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, including, but not limited to Accounts Receivable, other than in the ordinary course of business;

(b)           no party (including, without limitation, the Seller) has, accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $10,000.00 to which the Seller is a party or by with the Seller is bound;

(c)           Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000.00 or outside the ordinary course of business;

(d)           Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(e)           Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property (other than ordinary wear and tear not caused by neglect);

(f)            Seller has not imposed or permitted to exist any security interest upon any of its assets, tangible or intangible;

(g)           Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

(h)           Seller has not declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock;

(i)            Seller has not entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any officer, director, shareholder or other insider or affiliate of the Seller or any of their family members, other than salaries and employee benefits and other transactions pursuant to any employee benefit plan in the ordinary course of business;

(j)            Seller has not entered into any other material transaction outside the ordinary course of business;

(k)           Seller has not amended or modified in any respect (beyond any amendments and modifications reflected in true and complete copies of such plans delivered to Purchaser) any profit sharing, bonus, incentive compensation, severance, employee benefit or multi-employer plans;

(l)            Seller has not granted any increase in excess of the lesser of $10,000.00 or 5% in the salary of any officer or employee of the Seller or paid any bonus in excess of the lesser of $10,000.00 or 5% to any such officer or employee nor has the Seller committed to grant any such increase or pay any such bonus;

(m)          Seller has not increased its pricing for its services other than rate increases in the ordinary course of business that have not exceeded ten (10%) for any single customer; or

(n)           Seller has not committed to any of the foregoing.

For purposes of this Section 6.16, “Material Adverse Change” means any change, event or occurrence that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, a material adverse effect upon the assets, business, operations, financial condition or prospects of the Business, except to the extent that any such change, event or occurrence is attributable to or results from the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of the Business. An adverse change shall not be a Material Adverse Change unless it is of a value of fifty thousand dollars and 00/100 ($50,000.00) or more. In the event that a Material Adverse Change occurs, the Purchase Price shall be reduced by the value of the Material Adverse Change, and the purchase and sale contemplated by this Agreement shall still be consummated.

6.17         Leases. Seller is not a party to any real estate leases or licenses except for those listed on Schedule 1.1(f).

6.18         [INTENTIONALLY LEFT BLANK]

6.19         Employees.

(a)            To the best knowledge of Seller, no key employee or group of employees has any plans to terminate employment with Seller. Seller is not a party to or bound by any collective bargaining agreement, and Seller has not experienced any strikes, grievances, other collective bargaining disputes or claims of unfair labor practices. Seller has not committed any unfair labor practice. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

(b)           Except as set forth on Schedule 6.19(b), Seller is not a party to any (i) “employee benefit plans,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated and (ii) personnel policies, and fringe benefit plans, policies, programs and arrangement, whether or not subject to ERISA, whether or not funded and whether or not terminated, including without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and welfare plans.

(c)           Except as set forth on Schedule 6.19(b), Seller does not contribute to, have any obligation to contribute to or have any liability or potential liability whatsoever (including, but not limited to, actual or potential withdrawal liability, as applicable) with respect to (A) any “multiemployer pension plan”, as such term is defined in Section 3(37) of ERISA, (B) any employee benefit plan of the type described in Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder), (C) any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA (whether or not any such plan is intended to meet the qualification requirements of Section 401(a) of the Code), which is subject to Title IV of ERISA or (D) any Plan which provides health, life insurance, accident or other “welfare-type” benefits to current or future retirees, current or future former employees, or current or future former independent contractors, their spouses, dependents, or other beneficiaries, other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title 1 of ERISA or applicable state continuation coverage law.

(d)           Neither the Seller, nor any officer, director, employee or agent of Seller has made any statements, whether oral or written, regarding the Plans or other compensation or benefit arrangements to be maintained (or not to be maintained) by Seller after the Closing which will result in additional liability to Seller or Purchaser, whether direct or indirect, in excess of any existing liability of Seller as of the Closing.

6.20         Ownership. GlyEco owns 100% of the outstanding capital stock of each of Acquisition Corp #1, Acquisition Corp #2, Acquisition Corp #3, Acquisition Corp #5, Acquisition Corp #6 and Acquisition Corp #7.

6.21         Sufficiency of Assets. The Assets constitute all assets necessary for Purchaser to conduct the Business.

6.22         OFAC. Seller represents and warrants that Seller (i) is not currently identified on the Specially Designated Nationals and Blocked Persons List (“List”) maintained by the Office of Foreign Assets Control Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; (ii) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (iii) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (iv) Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section 6.23 shall not apply to any person to the extent that such person’s interest in Seller is through a U.S. publicly-traded entity.

6.23         Continuing Representations. The representations and warranties of Seller herein contained will survive the Closing for a period of eighteen (18) months, except for Sections 6.9 and 6.16 which will survive the Closing for a period of five (5) years, Sections 6.2, and 6.11, which will survive indefinitely, and Section 6.8 which will survive in accordance with the applicable statute of limitations.

7.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants, covenants and agrees that:

7.1           Organization and Corporate Power. Purchaser is an Indiana limited liability company duly organized, and validly existing, under the laws of Indiana and has full power and authority to carry on the business in which it is engaged and to execute and deliver and carry out the transactions contemplated by this Agreement.

7.2           Due Authorization; Effect of Transaction. No provision of Purchaser’s Articles of Organization or Operating Agreement, or to the best knowledge of Purchaser, of any agreement, instrument, or understanding, or any judgment, decree, rule or regulation to which Purchaser is a party or by which it is bound, has been, or will be, violated by the execution by Purchaser of this Agreement or to the best knowledge of Purchaser, the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite authorizations for such execution, delivery, performance and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. Upon execution and delivery, this Agreement will be a legal, valid and binding obligation of Seller and enforceable in accordance with its terms, subject to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditor’s rights and remedies or by equitable principles.

7.3           No Authorizations, Consents or Approvals Required. No authorization, consent or approval of, or filing with, any third party, or to the best knowledge of Purchaser, governmental agency, authority or other body will be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

7.4           Litigation. There is no action pending or, to the knowledge of Purchaser, threatened, relating to (a) this Agreement or the transactions contemplated hereunder, or (ii) the ability of Purchaser to execute and deliver this Agreement or any other documents being delivered by Purchaser, in connection therewith, or to perform the obligations of Purchaser set forth hereunder and thereunder and, in each case, Purchaser has no knowledge of any reason or basis for same.

7.5           Continuing Representations. The representations and warranties of Purchaser herein contained will survive the Closing indefinitely, except for Section 7.4, which will survive the Closing for a period of eighteen (18) months.

8.	OTHER COVENANTS AND AGREEMENTS.

8.1           Seller’s Employees. Subject to Purchaser’s standard employment hiring practices, Purchaser may offer employment to Seller’s employees involved in the Business. Notwithstanding the foregoing, the parties hereto acknowledge that Purchaser employs its employees “at will” and that all employment and severance or similar agreements and arrangements that the Seller may have will be terminated and not assumed in any way by Purchaser.

8.2           Communication to Certain Third Parties. On the Closing Date, Seller will deliver to Purchaser, for delivery by Purchaser to each of Seller’s customers a letter in the form of Exhibit C attached hereto and made a part hereof.

8.3           Termination of Confidentiality Agreement; Access to Property and Records. Upon Closing, the Confidentiality Agreement, effective October 22, 2018, between the Purchaser and Seller will be deemed terminated and of no further force and effect. From the Closing Date until complete transfer of all of the Assets, Purchaser and its counsel, accountants and other representatives will have full access during normal business hours to all of Seller’s property, contracts and documents relating to the Assets. Seller will have such reasonable access to such records after Closing in order to effectuate any filings with applicable taxing authorities, for a period of three (3) years.

8.4           INTENTIONALLY LEFT BLANK

8.5           Cooperation. If necessary, the parties hereto further agree to take all further actions and execute such additional documents as required to consummate the transactions contemplated in this Agreement, including, but not limited to, the actions required pursuant to the Closing Agreement attached hereto as Exhibit G and made a part hereof.

9.	CONDITIONS OF PURCHASER’S OBLIGATIONS.

The obligations of Purchaser hereunder are subject to the fulfillment, to the reasonable satisfaction of the Purchaser, prior to or at the Closing, of each of the following conditions, unless otherwise waived by Purchaser:

9.1           No Opposition. No suit, action or proceeding will be pending or threatened at any time prior to or on the Closing Date before or by any court or governmental body (a) seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (b) that might materially and adversely affect the business or properties or condition, financial or other, or results of operations of the Business or the Assets.

9.2           Representations and Covenants. The representations and warranties of Seller contained in this Agreement or otherwise made in writing by them or on their behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby will be true and correct at and as of the Closing Date; each and all of the covenants, agreements and conditions to be performed or satisfied by Seller hereunder at or prior to the Closing Date will have been duly performed or satisfied; Seller will have furnished Purchaser with such certificates and other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements and conditions as Purchaser will have reasonably requested, including but not limited to Seller’s corporate resolutions.

9.3           Due Diligence. Purchaser will have completed all elements of its due diligence investigation of Seller, Business and Assets, and will have reasonably satisfied itself as to the representations and warranties contained in this Agreement, as well as the financial condition and status of Seller, Business and the Assets.

9.4           Receipt of Necessary Authorization, Approvals and Consents and Related Documents. All necessary authorizations, consents or approvals of third parties, the absence of which would materially affect Purchaser’s rights hereunder, will have been obtained by Seller and shown by written evidence satisfactory to Purchaser.

10.	CONDITIONS OF SELLER’S OBLIGATIONS.

The obligations of Seller hereunder are subject to the fulfillment to the reasonable satisfaction of Seller prior to or at the Closing of each of the following conditions, unless otherwise waived by Seller:

10.1         No Opposition. No suit, action or proceeding will be pending or threatened on the Closing Date before or by any court or governmental authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

10.2         Representations and Covenants. The representations and warranties of Purchaser contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby will be true and correct at and as of the Closing Date; each and all of the covenants, agreements and conditions to be performed or satisfied by Purchaser hereunder at or prior to the Closing Date will have been duly performed or satisfied; and Purchaser will have furnished Seller with such certificates or other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements and conditions as Seller will have reasonably requested, including but not limited to Purchaser’s corporate resolutions.

10.3         Purchaser Deliveries. Purchaser shall pay the Purchase Price to Seller subject to the Damage Hold Back, by wire transfer, pursuant to instructions provided by Seller, and shall execute and deliver all other deliverables to be delivered by Purchaser, as provided in Section 3.2 hereof.

11.	INDEMNIFICATION

11.1         Joint and Several Indemnification by Seller.

(a)           Except as otherwise expressly provided herein, Seller hereby agrees, jointly and severally, to indemnify defend and hold Purchaser harmless from and against amounts exceeding twenty five thousand dollars and 00/100 ($25,000.00) for damages, losses, penalties, fees, liabilities, claims, costs or expenses (including without limitation all reasonable legal, accounting, consulting, engineering and other professional fees and expenses, costs of defense and settlement, and the reasonable costs for investigation and cleanup under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, or any comparable state law) to Purchaser (collectively, “Indemnifiable Damages”) occasioned or caused by, resulting from, or arising out of:

(i)           Any failure by Seller to perform, abide by, or fulfill any of the agreements, covenants or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by Seller;

(ii)          Any inaccuracy in or breach of any of the representations or warranties set forth in this Agreement, or any certificate or Schedule or other writing furnished pursuant hereto or thereto by Seller;

(iii)         Any claim, known or unknown, arising out of or by virtue of or based upon any liability or obligation of Seller;

(iv)         Any claim, known or unknown, arising out of or by virtue of or based upon the Business prior to the Closing; or

(v)          The Assets prior to Closing.

This indemnification of matters described in Sections 11.1(a)(i) through (vi) above will include but not be limited to (x) any environmental contamination or pollution on, over, under, emanating off of or affecting any parcel of real estate existing prior to the Closing Date, (y) any environmental releases existing or caused prior to the Closing Date or arising out of events occurring prior to the Closing Date and related remediation, and (z) toxic torts and continuous or repetitive trauma claims arising out of acts or events prior to the Closing Date, in each and every above case whether or not asserted prior to the Closing Date and whether or not covered by a representation or warranty of Seller contained herein (“Environmental Indemnification”).

In no event will it be a condition or prerequisite to Seller’s joint and several obligation to indemnify, defend or hold Purchaser harmless hereunder that a judicial, administrative or other determination of said liability of Seller first be made. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Purchaser will have the right to be put in the same financial position as it would have been if each of the representations and warranties of the Seller had been true and correct and had each of the covenants, conditions, agreements or other obligations of the Seller hereunder been performed in full.

(c)          Such indemnification will be made upon written receipt of notice of such matter from Purchaser to Seller such notice to be in a timely manner so as to not materially prejudice Seller; provided such notice will not be deemed effective unless Seller will have had thirty (30) days to cure the basis of any such indemnification claim. Seller will have the right, at their expense, to control the defense of any such claim. In the event they do not so choose, Purchaser may, but will not be obligated to, defend the same in which event Purchaser will also be entitled to indemnification for reasonable costs it incurs.

(d)         No investigation at any time made by or on behalf of Purchaser or any disclosure on any Schedule or Exhibits hereto will affect liability for breach of representations and warranties.

11.2         Indemnification by Purchaser.

(a)         Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against the amount of any Indemnifiable Damages to Seller occasioned or caused by, resulting from, or arising out of:

             (i)          Any failure by Purchaser to perform, abide by, or fulfill any of the agreements, covenants or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by Purchaser;

             (ii)         Any inaccuracy in or breach of any of the representations or warranties set forth in this Agreement, or any certificate or Schedule or other writing furnished pursuant hereto or thereto by Purchaser; or

             (iii)       The Purchaser’s use of the Assets, operation of the Business and all matters relating to employment of the employees being engaged by Purchaser in connection with the consummation of the transaction hereunder, in each case after Closing.

This indemnification of matters described in Sections 11.2(a)(i) through (iii) above will include but not be limited to (x) any environmental contamination or pollution on, over, under, emanating off of or affecting Seller’s real estate not existing prior to the Closing Date and caused by Purchaser, (y) any environmental releases caused by Purchaser after the Closing Date and related remediation, and (z) toxic torts and continuous or repetitive trauma claims arising out of Purchaser’s acts or events after the Closing Date, and whether or not covered by a representation or warranty of Seller contained herein. In no event will it be a condition or prerequisite to Purchaser’s obligation to indemnify, defend or hold Seller harmless hereunder that a judicial, administrative or other determination of said liability of Purchaser first be made. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Seller will have the right to be put in the same financial position as they would have been if each of the representations and warranties of the Purchaser had been true and correct and had each of the covenants, conditions, agreements or other obligations of the Purchaser hereunder been performed in full.

(c)           Such indemnification will be made upon receipt of notice of such matter from Seller to Purchaser, such notice to be in a timely manner so as to not materially prejudice Purchaser; provided such notice will not be deemed effective until Purchaser will have had thirty (30) days to cure the basis of any such indemnification claim. Purchaser will have the right, at its expense, to defend any such claim. In the event it does not so defend such claim, Seller may, but will not be obligated to, defend the same in which event Seller will also be entitled to indemnification for all costs and expenses they incur in so doing.

11.3        Limitations on Indemnities. Notwithstanding anything to the contrary herein, Purchaser’s liability for Indemnifiable Damages will not exceed an amount equal to the Purchase Price and Seller’s liability, in the aggregate for Indemnifiable Damages, will not exceed an amount equal to the Purchase Price.

11.4         Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, indemnification pursuant to the provisions of this Section 11 shall be the sole and exclusive remedy for the Seller and Purchaser for any misrepresentation, inaccuracy or breach of any representation, warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto and for any claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, except for injunctive relief, specific performance of the terms and provisions hereof or fraud.

12.	BROKERAGE OR OTHER FEE.

Seller and Purchaser each represent that no broker has been involved in this transaction and Seller agrees to indemnify and hold Purchaser harmless, and Purchaser agrees to indemnify and Seller harmless, from payment of any brokerage fee, finder’s fee, or commission claimed by any party who claims to have been involved because of association with such party.

13.	ENTIRE AGREEMENT; AMENDMENTS; WAIVERS.

This Agreement constitutes the entire agreement of the parties hereto related to the subject matter of this Agreement, and supersedes all prior or contemporary agreements, representations, warranties, covenants and understandings of the parties, including without limitation, the Letter of Intent between GlyEco and the Purchaser dated December 7, 2018 and as amended. This Agreement may not be amended, nor will any waiver, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, consent or discharge is sought. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, will not operate as or be deemed to be or construed as a further or continuing waiver of such term, condition or breach of covenant, representation or warranty, nor will any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof; and no such written waiver, unless it, by its own terms, explicitly provides to the contrary, will be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance will constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

14.	ASSIGNMENT; SUCCESSORS AND ASSIGNS.

This Agreement will not be assignable by any party hereby without the written consent of the other parties hereto. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.	SEVERABILITY.

If any provision or provisions of this Agreement will be, or will be found to be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance will not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement will be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

16.	COUNTERPARTS; ELECTRONIC SIGNATURES.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it will not be necessary to produce more than one such counterpart. Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes. At the request of any party hereto, the other parties hereto shall confirm facsimile or other means of electronic transmission by executing duplicate original documents and delivering the same to such requesting party.

17.	SECTION AND OTHER HEADINGS.

The section and other headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

18.	NOTICES.

All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if personally delivered, sent by a nationally recognized overnight courier or mailed, postage prepaid, certified mail, return receipt requested, effective upon receipt:

(a)          to Seller:

GlyEco, Inc.

P.O. Box 387

Institute, WV 25112

Attention:

(b)          to GlyEco:

GlyEco, Inc.

P.O. Box 387

Institute, WV 25112

Attention:

And in the case of Section 18(a) and (b) above, with a copy to:

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 Third Avenue, 9th Floor

New York, NY 10022

Attention:

(c)          to Purchaser:

_________,CFO

Heritage-Crystal Clean, LLC

2175 Point Boulevard, Suite 375

Elgin, IL 60123

_________,General Counsel

Heritage-Crystal Clean, LLC

2175 Point Boulevard, Suite 375

Elgin, IL 60123

and/or to such other person(s) and address(es) as either party will have specified in writing to the other. The inability to deliver because of a changed address of which no notice was given, or the rejection or other refusal to accept any notice, will be deemed to be the receipt of the notice, as of the date of such inability to deliver, or the rejection or refusal to accept.

19.	LAW TO GOVERN; VENUE.

This Agreement will be governed by and construed and enforced in accordance with the laws (other than the law governing conflict of law questions) of Illinois. The parties hereto agree, with respect to any litigation arising directly or indirectly out of, or that in any way relates to, this Agreement, the business relationship or any other transaction, matter, or issue between the parties hereto, to commence it exclusively in the State of Illinois Courts of Kane County, Illinois or the United States District Court, and the parties hereto consent to the jurisdiction of these courts.

20.	NO STRICT CONSTRUCTION.

The parties hereto understand, agree and acknowledge that:

(a)           This Agreement has been freely negotiated by all parties hereto, and

(b)           That, in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Agreement or any of its terms or conditions, there will be no inference, presumption or conclusion drawn whatsoever against any party hereto by virtue of that party having drafted this Agreement or any portion thereof.

21.	EXPENSES OF PARTIES.

Subject to Sections 2 and 11 hereof, all expenses incurred by or on behalf of the parties hereto, including all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and performance of this Agreement, will be borne solely by the party who will have incurred the same and the other parties will have no liability in respect thereof.

22.	NO THIRD PARTY BENEFICIARIES.

This Agreement will not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns and other parties expressly indemnified under Section 11 hereof.

23.	COMMUNICATIONS WITH THIRD PARTIES.

Except for the Purchaser’s communication to third parties to be delivered after the Closing Date in the form of Exhibit C attached hereto and made a part hereof, all communications by Seller with any third parties including any employees of Seller about the transaction contemplated by this Agreement will be subject to the prior written agreement of the parties hereto.

24.	SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES.

Regardless of any investigations at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby will be deemed to have been made on the date hereof and the Closing Date, and will survive the Closing subject to Sections 6.23 and 7.5 relating to representations and warranties, and Purchaser is relying on Seller’s representations and warranties herein.

25.	WAIVER OF RIGHT TO TRIAL BY JURY.

EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY.

26.	GUARANTY.

GlyEco hereby irrevocably jointly and severally guarantees each and every covenant and obligation of each other Seller, the full and timely performance of such Sellers’ obligations under the provisions of this Agreement, including, without limitation, the indemnification obligations of each such Seller set forth in Section 11 hereof. This is a guaranty of payment and performance, and not of collection, and GlyEco acknowledges and agrees that this guaranty is full, irrevocable and unconditional, and no release or extinguishments of such Sellers’ liabilities or obligations (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guaranty. GlyEco hereby waives, for the benefit of Purchaser and to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to each such Seller. GlyEco understands that Purchaser is relying on this guaranty in entering into this Agreement. GlyEco may not assign any of its agreements, obligations or rights under this Agreement, in whole or in part, without the prior written consent of Purchaser. This Section 26 shall survive the termination of this Agreement until all obligations of Seller hereunder have been timely and fully performed.

27.	ATTORNEYS’ FEES.

In the event that any party hereto brings an action against another party hereto to enforce any of its rights under this Agreement, the prevailing party will be entitled to reimbursement of all of its costs and expenses, including reasonable attorneys’ fees, costs and expenses incurred in connection with such dispute, claim or litigation, including any appeal therefrom. For purposes of this Section 27, the determination of which party is to be considered the prevailing party will be decided by the court of competent jurisdiction or independent party (i.e., mediator or arbitrator) that resolves such dispute, claim or litigation.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first above written.

PURCHASER:

Heritage-Crystal Clean, LLC

By:	Date: January 11, 2019
_________,CFO

SELLER:

GlyEco Acquisition Corp #1

By:	Date: January 11, 2019
Chief Executive Officer and President

GlyEco Acquisition Corp #2

By:		Date: January 11, 2019
Chief Executive Officer and President

GlyEco Acquisition Corp #3

By:		Date: January 11, 2019
Chief Executive Officer and President

GlyEco Acquisition Corp #5

By:		Date: January 11, 2019
Chief Executive Officer and President

GlyEco Acquisition Corp #6

By:		Date: January 11_, 2019
Chief Executive Officer and President

GlyEco Acquisition Corp #7

By:		Date: January 11, 2019
Chief Executive Officer and President

GlyEco, Inc.

By:		Date: January 11, 2019
Chief Executive Officer and President

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Bill of Sale
Exhibit B	General Assignment
Exhibit C	Customer Letter
Exhibit D	Real Estate Sublease
Exhibit E	Transition Services Agreement
Exhibit F	Supply Agreement
Exhibit G	Closing Agreement

SCHEDULES

Schedule 1.1(a)	Inventory
Schedule 1.1(b)	Vehicles
Schedule 1.1(c)	Other Property
Schedule 1.1(e)	Intellectual Property
Schedule 1.1(f) Schedule 1.2	Third-Party Real Estate Leases Liabilities and Obligations
Schedule 6.3	Financial and Other Business Information
Schedule 6.5	Asset Encumbrances
Schedule 6.6	Litigation and Compliance with Law
Schedule 6.7	Product Liability Claims
Schedule 6.9	Environmental Matters
Schedule 6.10 Schedule 6.11	Insurance Policies Authorizations, Consents or Approvals
Schedule 6.12	Customer Information
Schedule 6.13	Customer Agreements
Schedule 6.14	Other Material Contracts, Licenses and Arrangements
Schedule 6.16 Schedule 6.19(b)	Material Adverse Changes Employee Benefit Plans